Exhibit 99.1

For Immediate Release

Majestic Capital Announces
Receipt of a Nasdaq Delisting Notice

HAMILTON, Bermuda, April 20, 2011 – Majestic Capital, Ltd. (Majestic Capital) (Nasdaq: MAJC) today announced that it received a letter on April 15, 2011 from the Nasdaq Stock Market (Nasdaq) stating that it failed to timely file its Annual Report on Form 10-K for the year ended December 31, 2010, and as a result, no longer complies with the rules required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5250(c)(1).

Majestic Capital was provided with an initial period of 60 calendar days, or until June 14, 2011, during which to submit a plan to regain compliance, and if Nasdaq accepts Majestic Capital’s plan, they may grant an extension of 180 calendar days, or until October 12, 2011, during which Majestic Capital can regain compliance. If Majestic Capital does not regain compliance, the Nasdaq staff will provide written notice that Majestic Capital’s common stock is subject to delisting.

Majestic Capital intends to file its Annual Report on Form 10-K for the year ended December 31, 2010 with the Securities and Exchange Commission prior to the end of April, 2011.

About Majestic Capital, Ltd.

Majestic Capital, through its subsidiaries, is a specialty provider of workers’ compensation insurance products and services. Further information about Majestic Capital and its business can be found on Majestic Capital’s website at http://www.MajesticCapital.com.

CCG Investor Relations
Mark Collinson, (310) 954-1343